[LETTERHEAD OF ARTHUR ANDERSEN LLP]

December 8, 1998

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K's dated December 8, 1998 of U.S. Timberlands Company, L.P., U.S. Timberlands Klamath Falls, L.L.C. and U.S. Timberlands Finance Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP


By /s/ Richard D. Callahan
       Richard D. Callahan